Exhibit 1.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

SPACEHAB, INCORPORATED

AND

THE PURCHASERS NAMED HEREIN

i

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated and made effective as of February 11, 2008 (the “Effective Date”), is by and among SPACEHAB, INCORPORATED, a Washington corporation (the “Company”), and each of the purchasers named in Schedule 2.1 attached hereto (individually, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, the Company desires to sell to the Purchasers an aggregate of $5,500,000 of the Company’s Series D Convertible Preferred Stock, no par value (the “Preferred Shares”), which Preferred Shares shall be convertible into shares of the Company’s common stock, no par value (as converted, collectively, the “Underlying Shares”) and the Purchasers desire to purchase an aggregate of $5,500,000 of Preferred Shares from the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company has agreed to pay the Purchasers certain commitment fees on the Effective Date for their commitment to purchase the Purchased Preferred Shares (as defined below) under this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                    Definitions.

  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.6.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Basic Documents” means, collectively, this Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in Houston, Texas.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.1.

“Commitment Fees” shall have the meaning specified in Section 5.1.

“Common Stock” means the common stock of the Company, no par value.

“Company” shall have the meaning specified in the introductory paragraph.

“Company Financial Statements” shall have the meaning specified in Section 3.7.

“Company Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of the Company and its Subsidiaries, taken as a whole, other than those occurring as a result of general economic or financial conditions or any other developments that are not unique to and do not have a material disproportionate impact on the Company and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business in which the Company and its Subsidiaries participate or are engaged, (ii) the ability of the Company and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of the Company to consummate the transactions under any Basic Document.

“Company SEC Documents” shall have the meaning specified in Section 3.7.

“Conditions” shall have the meaning specified in Section 2.2.

“COTS Award” shall have the meaning specified in Section 2.2.

“COTS Notice” shall have the meaning specified in Section 2.2.

“COTS Space Act Agreement” means the agreement into which the Company enters with NASA pursuant to the COTS Award.

“Effective Date” shall have the meaning specified in the introductory paragraph.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Fee Shares” means the aggregate shares of Common Stock to be issued to the Purchasers which shall be equivalent to the Commitment Fees on the Effective Date under the terms and conditions of this Agreement.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its Subsidiaries or any of their Property or any of the Purchasers.

“Indemnified Party” shall have the meaning specified in Section 8.3.

“Indemnifying Party” shall have the meaning specified in Section 8.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Majority Purchasers” shall have the meaning specified in Section 5.8(b).

“NASA” means the National Aeronautics and Space Administration.

“Original Purchase Price” shall have the meaning specified in Section 2.1(b).

“Party” or “Parties” means the Company and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Preferred Shares” shall have the meaning specified in the recitals.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means the aggregate of each Purchaser’s Commitment Amount.

“Purchased Preferred Shares” means the Preferred Shares to be issued and sold to the Purchasers pursuant to this Agreement on the Closing.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.

“Put Notice” shall have the meaning specified in Section 5.3.

“Put Preferred Shares” shall have the meaning specified in Section 5.3.

“Put Price” shall have the meaning specified in Section 5.3.

“Put Right” shall have the meaning specified in Section 5.3.

“Representatives” of any Person means the Affiliates, control persons, officers, directors, managers, employees, agents, counsel, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Stock Exchange” means the NASDAQ Stock Market.

“Subsidiary” means, as to any Person, (i) any corporation or other entity of which a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or (ii) any limited partnership in which such Person and its Subsidiaries own equity interests entitling at a given time such Person and its Subsidiaries to a majority of the distributions of such limited partnership if such limited partnership were to be liquidated at such time.

“Underlying Shares” shall have the meaning specified in the recitals.

Section 1.2                    Accounting Procedures and Interpretation.

  Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.
SALE AND PURCHASE

Section 2.1                    Sale and Purchase.

  Subject to the terms and conditions of this Agreement (including the satisfaction of the Conditions), at the Closing, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to subscribe for and purchase from the Company, the number of Purchased Preferred Shares equivalent to the Commitment Amount set forth opposite its name on Schedule 2.1.  Each Purchaser agrees to pay the Company the Commitment Amount as set forth in Schedule 2.1 in immediately available funds by wire transfer(s) at the Closing.

(a)           Number of Preferred Shares.   The number of Purchased Preferred Shares to be issued and sold to each Purchaser is set forth opposite such Purchaser’s name on Schedule 2.1.

(b)           Original Share Price.   The amount per Preferred Share each Purchaser will pay to the Company to purchase each Purchased Preferred Share (the “Original Purchase Price”) shall be $100.

Section 2.2                    Closing Conditions.

(a)           Conditions Precedent to Each Party’s Obligations.  The obligations hereunder of the Company and the Purchasers at the Closing are subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.

(i)            No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Basic Documents.

(ii)           COTS Award.  NASA shall have awarded either all or a portion of the Commercial Orbital Transportation Services award (the “COTS Award”) of at least $120,000,000 to the Company.

(iii)          Shareholder Approval.  The Company shall have received shareholder approval of the issuance of the Purchased Preferred Shares and the Underlying Shares under this Agreement, as required by the Stock Exchange.

The conditions set forth in Sections 2.2(a)(ii) and (iii) shall be deemed the “Conditions”.  Upon satisfaction of all of the Conditions, the Company shall promptly send notice to the Purchasers that such conditions have been satisfied (the “COTS Notice”).

(b)           Conditions Precedent to the Company’s Obligations.  The obligations hereunder of the Company at the Closing are subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(i)            Accuracy of Each Purchaser’s Representations and Warranties.  The representations and warranties of the Purchasers will be true and correct in all material respects as of the Closing Date (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date), as though made at that time.

(ii)           Performance by the Purchasers.  The Purchasers shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchasers at or prior to the Closing, including payment of the Purchase Price set forth in Schedule 2.1 in immediately available funds by wire transfer(s) to the Company.

(c)           Conditions Precedent to Each Purchaser’s Obligations.  The obligations hereunder of each Purchaser are subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for each Purchaser’s benefit and may be waived by such Purchaser at any time in its own discretion.

(i)            Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date), subject to the provisions set forth in Section 5.8.

(ii)           Performance by the Company.  The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing, including issuance of the Purchased Preferred Shares to the Purchasers.

Section 2.3                    Closing.

  On the fifth Business Day following the Company’s transmittal of the COTS Notice to the Purchasers or such other time as the Parties shall mutually agree, the closing (the “Closing”) of the transactions contemplated by this Agreement shall occur.  At the Closing, the delivery of certificates representing the Purchased Preferred Shares, the payment by each Purchaser of its respective Commitment Amount, the satisfaction of all other conditions to Closing, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement shall occur.  The date on which the Closing occurs shall be deemed the “Closing Date”.

Section 2.4                    Respective Obligations.

  The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document.  Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, on and as of the Effective Date and the Closing Date, as follows:

Section 3.1                    Existence.

  The Company: (i) is a corporation, validly existing and in good standing under the laws of the State of Washington; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to carry on its business as its business is now being conducted as described in the Company SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approval would not reasonable be expected to have a Company Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2                    Authority.

  The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Company of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part.

Section 3.3                    No Breach.

  The execution, delivery and performance by the Company of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by the Company with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to the Company or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of any of the organizational documents of the Company or any of its Subsidiaries, (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Company or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.3 would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4                    Enforceability.

  Assuming due execution, delivery, and performance by the other Parties hereto, this Agreement is the legally valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 3.5                    Approvals.

  Except as to shareholder approval required by the Stock Exchange or otherwise specifically contemplated by this Agreement, no other consents, approvals, authorizations, amendments, waivers, or filings are required to be obtained by the Company from any person or Governmental Authority with respect to the execution of this Agreement and any of the transactions contemplated hereby, except where the failure to receive such would not have a Company Material Adverse Effect.

Section 3.6                    Authorized Capital Stock.

  As of January 25, 2008, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, no par value, and 2,500,000 shares of preferred stock, no par value.  As of the date of this Agreement, (i) 13,557,146 shares of Common Stock were issued and outstanding, (ii) stock options and performance share rights to acquire 363,350 shares of Common Stock were outstanding under all stock option plans and agreements of the Company, and (iii) $6,861,000 principal amount of the Company’s 5.5% Senior Convertible Notes Due 2010 was outstanding which is convertible into 457,400 shares of Common Stock.  All such shares have been validly issued and are fully paid and nonassessable and free of preemptive rights, except as set forth on Schedule 3.6 attached hereto.  The Purchased Preferred Shares shall have those relative rights, preferences and limitations as set forth in Exhibit A attached hereto as of the Closing Date (and not as of the Effective Date).  When issued, the Preferred Shares, the Underlying Shares and the Fee Shares will be validly issued and nonassessable.

Section 3.7                    Company SEC Documents.

  Since December 31, 2006, the Company has filed: (i) with the Commission all forms, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Company SEC Documents”).  The Company SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  PMB Helin Donovan LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.8                    Litigation.

  Except as set forth in the Company SEC Documents, there is no Action pending or, to the knowledge of the Company, contemplated or threatened against the Company or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Company Material Adverse Effect or which challenges the validity of this Agreement.

Section 3.9                    Investment Company Status.

  The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10                 Certain Fees.

  Except as set forth on Schedule 3.10, no fees or commissions will be payable by the Company to brokers, finders or investment bankers with respect to the sale of any of the

Purchased Preferred Shares or the consummation of the transactions contemplated by this Agreement.  The Purchasers shall not be liable for any such fees or commissions.  The Company agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Company or alleged to have been incurred by the Company in connection with the sale of Purchased Preferred Shares or the consummation of the transactions contemplated by this Agreement.

Section 3.11                 No Side Agreements.

  Except for the confidentiality agreements entered into by and between each of the Purchasers and the Company and the preemptive rights agreements set forth on Schedule 3.6, there are no other agreements by, among or between the Company or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.12                 Compliance with Laws.

  Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any Law applicable to the Company or its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company is otherwise in compliance with the Securities Act, the Exchange Act and all other rules and regulations promulgated by the Commission and applicable to the Company, including those under the Sarbanes Oxley Act of 2003, as amended.  The Company and its Subsidiaries possess all certificates, authorizations, licenses and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, licenses or permit, except where such potential revocation or modification would not have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) directly or indirectly used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns from the Company’s funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Company with respect to itself, on and as of the Effective Date and the Closing Date, as follows:

Section 4.1                    Valid Existence.

  Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2                    Authority.

  Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Purchaser of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part.

Section 4.3                    No Breach.

  The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by each of the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Preferred Shares, the Underlying Shares and the Fee Shares by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.3 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4                    Enforceability.

  Assuming due execution, delivery, and performance by the other Parties hereto, this Agreement is the legally valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.5                    Approvals.

  No other consents, approvals, authorizations, amendments, waivers, or filings are required to be obtained by such Person from any Person or Governmental Authority with respect to the execution of this Agreement and any of the transactions contemplated hereby, except where the failure to receive such would not have a Purchaser Material Adverse Effect.

Section 4.6                    Investment.

  The Purchased Preferred Shares, the Underlying Shares and the Fee Shares are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Preferred Shares, the Underlying Shares or the Fee Shares or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Preferred Shares, the Underlying Shares or the Fee Shares under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 under the Securities Act).  If such Purchaser should in the future decide to dispose of any of the Purchased Preferred Shares, the Underlying Shares or the Fee Shares, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.7                    Nature of Purchaser.

  Such Purchaser represents and warrants to, and covenants and agrees with, the Company that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Preferred Shares, the Underlying Shares and the Fee Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.8                    Receipt of Information; Authorization.

  Such Purchaser acknowledges that it has (a) had access to the Company SEC Documents, and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company regarding the matters described therein.

Section 4.9                    Restricted Securities.

  Such Purchaser understands that the Purchased Preferred Shares, the Underlying Shares and the Fee Shares it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 under the Securities Act.

Section 4.10                 Certain Fees.

  No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Preferred Shares, the Underlying Shares or the Fee Shares or the consummation of the transactions contemplated by this Agreement.  The Company will not be liable for any such fees or commissions.  Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Preferred Shares, the Underlying Shares or the Fee Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.11                 Legend.

  It is understood that the certificates evidencing the Purchased Preferred Shares, the Underlying Shares and the Fee Shares initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended.  These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

  For the avoidance of doubt, the Underlying Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by such Underlying Shares and such pledge shall not be deemed to be a transfer, sale or assignment of such Underlying Shares, and no buyer effecting such a pledge shall be required to provide the

Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Basic Document.

Section 4.12                 No Side Agreements.

  Except for the confidentiality agreements entered into by and between such Purchaser and the Company, there are no other agreements by, among or between the Company or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V.
COVENANTS

Section 5.1                    Commitment Fees.

  For each $1,000,000 of Commitment Amount as set forth opposite each Purchaser on Schedule 2.1, such Purchaser shall receive 26,000 shares of Common Stock from the Company, and the Company shall issue such shares of Common Stock to such Purchaser (collectively, the “Commitment Fees”) promptly following the Effective Date.

Section 5.2                    Conversion Rights.

  Each Purchased Preferred Share shall be convertible into a specified number of shares of Common Stock, which shall be equivalent to the number resulting from the calculation of the following formula:  the Original Purchase Price divided by the average of (x) the average closing price of the Common Stock for the five (5) Business Days prior to January 28, 2008 and (y) the average of the closing price of the Common Stock for the five (5) Business Days prior to the Company’s receipt of written notification from NASA indicating the Company’s receipt of a COTS Award of at least $120,000,000.

Section 5.3                    Put Rights.

  If the Purchased Preferred Shares are not converted into shares of Common Stock within one year of the Closing Date, each Purchaser has the right to require the Company to repurchase its Purchased Preferred Shares  (the “Put Right”) at a price equal to 120% of the Original Purchase Price  (the “Put Price”).  In the event that a Purchaser elects to exercise its Put Right, such Purchaser must give written notice (the “Put Notice”) to the Company within thirty (30) days following the first anniversary of the Closing Date.  Upon the Company’s receipt of the Put Notice, the Company shall be obligated to repurchase the appropriate portion of the Purchased Preferred Shares owned by such Purchaser (the “Put Preferred Shares”) at the Put Price.  Such repurchase shall take place on the 40th Business Day following the Closing Date, or such other time as such parties shall mutually agree to in writing.  The payment of the consideration for the repurchase of the Put Preferred Shares shall be made in immediately available funds by wire transfer to the account specified by the Purchaser in the Put Notice.  Upon the Company’s payment hereunder, the Company’s obligations with respect to the repurchased Put Preferred Shares shall terminate.  Such Purchaser who exercises its Put Right agrees to take all reasonable action to assist the Company in the repurchase of the Put Preferred Shares, including the delivery of the certificates representing such repurchased Put Preferred Shares to the Company or to the Company’s stock transfer agent.  This Put Right is non-transferable and shall only apply to the Purchasers signatory hereto up to the respective amounts of each Purchaser’s Commitment Amount as set forth on Schedule 2.1 attached hereto.

Section 5.4                    Stock Exchange Approval.

  The Company shall use its commercially reasonable efforts to obtain in a timely manner the required final consents, approvals and authorizations of the Stock Exchange for the issuance and listing of the Underlying Shares and the Fee Shares.

Section 5.5                    Taking of Necessary Action.

  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company and each Purchaser will, and the Company shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.6                    Non-Disclosure; Interim Public Filings.

  Within four (4) Business Days following the Effective Date, the Company shall issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby and file a report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act.  Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing.  Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), the Company shall, at least one Business Day prior to the filing or dissemination of any disclosure required by this Section 5.6, provide a copy thereof to the Purchasers for their review.  The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or the Stock Exchange with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above.

Section 5.7                    Use of Proceeds.

  The Company shall use the collective proceeds from the sale of the Purchased Preferred Shares for working capital purposes, fulfillment of the obligations under the COTS Space Act Agreement and general corporate purposes.

Section 5.8                    Updating Disclosures.

(a)           Prior to the Closing Date, the Company may, at its sole option, update its schedules, representations and warranties set forth in ARTICLE III with additional disclosures that have arisen since the Effective Date.  In the event that the Company chooses to exercise such option, the Company shall provide such additional disclosures to the Purchasers by written notice in accordance with Section 9.7 no later than five (5) Business Days prior to the Closing Date.

(b)           Upon receipt of written notice from the Company under Section 5.8(a) above, each Purchaser shall have until two (2) Business Days after receipt of such notice to request the termination of this Agreement by delivering written notice thereof to the Company in accordance with Section 9.7.  In the event that Purchaser(s) holding 50% or more of the aggregate Commitment Amounts set forth in Schedule 2.1 (collectively, the “Majority Purchasers”) request such termination, then the Agreement shall be terminated.  However, in the event that the Majority Purchasers do not request the termination of the Agreement, then the additional disclosures delivered by the Company shall be deemed to be part of the disclosures set forth in its schedules, representations and warranties in ARTICLE III as delivered to Purchaser on the date of this Agreement for all purposes of this Agreement, including this ARTICLE V.

ARTICLE VI.
TERMINATION

Section 6.1                    Termination Provisions.

(a)           This Agreement shall terminate and all obligations hereunder other than those set forth in Section 6.1(b) shall terminate as follows:

(i)            automatically with no further action if the Company does not receive written confirmation of receipt of a COTS Award of at least $120,000,000 on or prior to March 31, 2008;

(ii)           automatically with no further action if the Company receives official written notice from an authorized representative of NASA that the Company will not receive any funds under the COTS Award;

(iii)          automatically with no further action if the termination conditions are satisfied under the terms and conditions of Section 5.8(b);

(iv)          by mutual consent of the Parties;

(v)           by the Company, if any Purchaser fails to comply in any material respect with any of its material obligations hereunder or if there is a breach of a representation or warranty by them and such failure or breach shall be continuing following fifteen (15) Business Days after written notice of the same delivered to such Purchaser by the Company;

(vi)          by any Purchaser, if the Company fails to comply in any material respect with any of its material obligations hereunder or if there is a breach of a representation or warranty by them and such failure or breach shall be continuing following fifteen (15) Business Days after written notice of the same delivered to the Company by such Purchaser.

(b)           The following provisions shall survive the termination of this Agreement if termination occurs prior to the Closing:  the Company’s representations and warranties in Article III that are made as of the Effective Date, each Purchaser’s representations and warranties in Article IV that are made as of the Effective Date, indemnification obligations under Article VIII with respect to those certain representations, warranties and covenants given or performed as of the Effective Date, and Sections 3.10, 4.10, 5.1, 9.2, 9.6, 9.7, 9.8, and 9.10.

ARTICLE VII.
CLOSING DELIVERIES

Section 7.1                    Company Deliveries.

  At the Closing, subject to the terms and conditions of this Agreement, the Company shall have delivered, or caused to be delivered, to each applicable Purchaser:

(a)       the Purchased Preferred Shares by delivering certificates (bearing the legend set forth in Section 4.11) evidencing such Purchased Preferred Shares at the Closing, all free and clear of any Liens, encumbrances or interests of any other Person;

(b)       a certificate of the Secretary of the Company, dated as of the Closing Date, as to certain matters;

(c)       a certificate dated as of a recent date with respect to the due organization and good standing of the Company in the State of Washington; and

(d)       a receipt, dated the Closing Date, executed by the Company and delivered to each applicable Purchaser certifying that the Company has received the Purchase Price with respect to the Purchased Preferred Shares issued and sold to each such Purchaser.

Section 7.2                    Purchaser Deliveries.

  At the Closing, subject to the terms and conditions of this Agreement, each Purchaser shall have delivered, or caused to be delivered, to the Company:

(a)       payment to the Company of such Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to the account(s) designated by the Company prior to Closing.

ARTICLE VIII.
INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1                    Indemnification by the Company.

  The Company agrees to indemnify each Purchaser and its Representatives from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by the Company of the proceeds of any sale of the Purchased Preferred Shares or (ii) the breach of any of the representations, warranties or covenants of the Company contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to one year after the Closing.

Section 8.2                    Indemnification by the Purchasers.

  The Purchasers, severally but not jointly, agree to indemnify the Company and its Representatives from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the representations, warranties or covenants of the Purchasers contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to one year after the Closing.

Section 8.3                    Indemnification Procedure.

  Promptly after any party seeking reimbursement has received notice of any indemnifiable claim hereunder (the “Indemnified Party”), or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel with consent of the Indemnifying Party and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE IX.
MISCELLANEOUS

Section 9.1                    Interpretation.

  Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to”.  Whenever the Company has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of the Company unless otherwise specified.  Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.  The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 9.2                    Survival of Provisions.

  The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely.  The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Preferred Shares and payment therefor and repayment, conversion, exercise or repurchase thereof.  All indemnification obligations of the Company and the Purchasers pursuant to Section 3.10,  Section 4.10 and Article VIII shall remain operative and in full force and effect for a period of one year after the Closing, unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 9.3                    No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided in this Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 9.4                    Binding Effect; Assignment.

(a)          Binding Effect.  This Agreement shall be binding upon the Company, each Purchaser, and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VIII, and their respective successors and permitted assigns.

(b)           Assignment of Purchased Preferred Shares.  All or any portion of a Purchaser’s Purchased Preferred Shares purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws.

(c)           Assignment of Rights.  Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of the Company (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Preferred Shares purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  Except as expressly permitted by this Section 9.4(c), such rights and obligations may not otherwise be transferred except with the prior written consent of the Company, in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 9.5                    Aggregation of Purchased Preferred Shares.

  All Purchased Preferred Shares held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 9.6                    Confidentiality and Non-Disclosure.

  Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of the Company shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until the Company discloses on Form 8-K with the Commission the transactions contemplated hereby.

Section 9.7                    Communications.

  All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

If to the Company:

SPACEHAB, Incorporated

12130 State Highway 3, Building 1

Webster, Texas  77598

Attention:  Brian K. Harrington

Telephone: (713) 558-5126

Facsimile: (713) 558-5960

Email: bharrington@spacehab.com

with a copy to:

Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Attention: William B. Nelson, Esq.
Telephone: (713) 547-2084

Facsimile: (713) 236-5557

Email: bill.nelson@haynesboone.com

If to the Purchasers:

Lanphier Capital Management, Inc.

4175 Kamalani Lane

Princeville, Kauai, Hawaii 96722

Attention: C. E. Lanphier

Telephone: (808) 826-0012

Facsimile: (808) 826-0052

Email: lanphiercap@hawaiilink.net

Bruce Fund, Inc.

20 North Wacker Drive, Suite 2414

Chicago, Illinois 60606

Attntion: R. Jeffrey Bruce

Telephone: (312) 236-9162

Facsimile: (312) 236-9161

Email: jbruce@ameritech.net

or to such other address as the Company or such Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 9.8                    Removal of Legend.

  The Company shall remove the legend described in Section 4.11 from the certificates evidencing the Purchased Preferred Shares, the Underlying Shares or the Fee Shares at the request of a Purchaser submitting to the Company such certificates, together with such other documentation as may be reasonably requested by the Company or required by its transfer agent, unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Preferred Shares, Underlying Shares or Fee Shares pursuant to Rule 144 under the Securities Act or an effective registration statement.  The Company shall cooperate with such Purchaser to effect removal of such legend.  The legend described in Section 4.11 shall be removed and the Company shall issue a certificate without such legend to the holder of Purchased Preferred Shares, Underlying Shares or Fee Shares upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Preferred Shares, Underlying Shares or Fee Shares are sold pursuant to an effective registration statement, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company (with any law firm set forth under Section 9.7 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Preferred Shares, Underlying Shares or Fee Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that such Purchased Preferred Shares, Underlying Shares or Fee Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act.

Section 9.9                    Entire Agreement.

  This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or a Purchaser set forth herein or therein.  This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 9.10                 Governing Law.

  This Agreement will be construed in accordance with and governed by the Laws of the State of Texas without regard to principles of conflicts of Laws.

Section 9.11                 Execution in Counterparts.

  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 9.12                 Expenses.

  If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 9.13                 Recapitalizations, Etc. Affecting the Purchased Preferred Shares.

  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Preferred Shares, the Underlying Shares or the Fee Shares and shall be appropriately adjusted for combinations, share splits, recapitalizations and the like occurring after the date of this Agreement.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

SPACEHAB, INCORPORATED

By:	/s/Brian K. Harrington
Name:	Brian K. Harrington
Its:	Senior Vice President and Chief
Financial Officer, Secretary and
Treasurer

PURCHASER:

Lanphier Capital Management, Inc.

By:	/s/C. E. Lanphier
Name:	C. E. Lanphier
Its:	President

PURCHASER:

Bruce Fund, Inc.

By:	/s/R. Jeffrey Bruce
Name:	R. Jeffrey Bruce
Its:	Secretary, Vice President